Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into the Company's registration statement on Form S-8, filed with the Commission on August 16, 2001 (333-67738), the Company's registration statement on Form S-8, filed with the Commission on May 30, 2003 (333-105681), and the Company’s registration statement on Form S-8, filed with the Commission on February 15, 2013 (333-186696), of our report dated March 15, 2013 relating to the consolidated financial statements of MBT Financial Corp. (the "Company") and Management’s report on the effectiveness of internal control over financial reporting, which reports are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 15, 2013